EXHIBIT 2.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ASSET PURCHASE AGREEMENT

dated as of

August 16, 2005

among

APPLIED THERAPEUTICS, INC.,

APPLIED THERAPEUTICS, LTD.,

APPLIED THERAPEUTICS GMBH,

and

BHK HOLDING

(“Sellers”)

and

ARTHROCARE CORPORATION,

ARTHROCARE (DEUTSCHLAND) GMBH,

and

ARTHROCARE UK, LTD.

(“Buyers”)

i

ii

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of German Assignment and Assumption Agreement
Exhibit D	Form of Earnout Report

iii

ASSET PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of August 16, 2005 among ArthroCare Corporation, a Delaware corporation (“ArthroCare”), ArthroCare (Deutschland) GmbH, a corporation organized under the laws of Germany (“ARTC Germany”) and ArthroCare UK, Ltd., a corporation registered in England & Wales (“ARTC UK”) (collectively, “Buyer”), and Applied Therapeutics, Inc., a Florida corporation (“ATI Florida”), Applied Therapeutics, Ltd., a corporation registered in England & Wales (“ATI UK”), Applied Therapeutics GmbH, a corporation organized under the laws of Germany (“ATI Germany”) and BHK Holding, a corporation organized under the laws of the Cayman Islands (“ATI Cayman”) (each, a “Seller” and, collectively, the “Sellers”).

W I T N E S S E T H :

WHEREAS, Buyer desires to purchase substantially all of the assets of Sellers relating to the businesses conducted throughout the world of developing, manufacturing and marketing products designed for post operative wound care and for the treatment of Epistaxis for use principally by ear, nose and throat surgeons and emergency department physicians (the “Business”), and Sellers desire to sell the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For such purpose “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Acquired Business” means the businesses conducted throughout the world of developing, manufacturing and marketing products designed for post operative wound care and for the treatment of Epistaxis for use principally by ear, nose and throat surgeons and emergency department physicians.

“Acquired Business Products” means Sellers’ Rapid Rhino products, and any products derived from Sellers’ Rapid Rhino products, or derived from Sellers’ Intellectual Property acquired by Buyer pursuant to this Agreement.

“Agreed Offsets” means the aggregate dollar value of any claims for offset made by Buyer at any time following the Closing, which have been previously agreed to by Buyer and the Sellers’ Representative in writing.

“Balance Sheet” means the unaudited balance sheet of each of ATI Florida, ATI UK, ATI Germany and ATI Cayman as of June 30, 2005.

“Balance Sheet Date” means June 30, 2005.

“Board of Directors” means the board of directors of each Seller.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer Change of Control” means (i) the consummation of any disposition by ArthroCare or its Subsidiaries (whether in a single transaction or a series of related transactions) of assets of ArthroCare or its Subsidiaries (including securities of Subsidiaries, but excluding dispositions of assets in the ordinary course of business consistent with past practice) to any person or group of all or substantially all of the properties or assets of ArthroCare or its Subsidiaries, or (ii) the consummation of any transaction (whether by merger, consolidation, purchase of stock or otherwise) by which any person or group becomes the beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of fifty percent (50%) or more of the capital stock of ArthroCare that is at that time entitled to vote in the election of the Board of Directors of ArthroCare, measured by voting power rather than number of shares.

“Charter” means the Articles of Incorporation of ATI Florida, the Memorandum of Association of ATI UK, the Articles of Association (Satzung) of ATI Germany and the Memorandum of Association of ATI Cayman.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Consideration” means an amount of cash equal to (i) (A) [*] Net Revenue from the sale of Sellers’ products during the Earnout Period, up to [*] of Net Revenue, plus (B) [*] Net Revenue from the sale of Sellers’ products during the Earnout Period [*] of Net Revenue and [*] of Net Revenue, (ii) minus $10,000,000. In no event shall the Contingent Consideration exceed $15.0 million or be less than zero.

“Determined Offsets” means the aggregate dollar value of any claims for offset made by Buyer at any time following the Closing which have been finally determined by a court of competent jurisdiction.

“Earnout Dispute Period” means the period beginning on the date of the delivery by Buyer of the Earnout Report to Sellers and ending on the sixtieth (60th) calendar day following the date of the delivery by Buyer of the Earnout Report to Sellers.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Earnout Period” means the 12-month period from February 1, 2006 to January 31, 2007.

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Liabilities” means any and all liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, solely arising in connection with or in any way relating to the ownership or operation of ATI UK’s manufacturing facility by ATI UK during the period May 30, 2003 through the Closing Date which arise under or relate to any Environmental Law (including any matter disclosed or required to be disclosed in Schedule 3.23).

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business.

“GAAP” means generally accepted accounting principles in the United States.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Intercompany Receivables” means the receivables set forth on Schedule 1.01 hereto.

“knowledge of Seller” means the actual knowledge of Alberto Bauer, Dennis Feldman, Tony Hanson, John Hudson and John Kennedy.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to a Seller and held for use or used in the conduct of the Business.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any material adverse change with respect to or effect on the business, assets, financial condition, results of operations or prospects of the Business (other than the Excluded Assets), but excluding any such effect to the extent resulting from any of the following, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) decreases in any of Seller’s cash balances, (ii) the announcement, pendency or consummation of the Transactions, or (iii) any adverse change, event, development, or effect arising from (A) changes in general business or economic conditions, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) any disruption or any decline in the price of any security or any market index of financial, banking or securities markets generally, (D) changes in GAAP, or (E) changes in laws issued by any governmental or regulatory authority following the date of this Agreement.

“Net Revenue” means all revenue earned by Buyer and its Affiliates in the operation of the Acquired Business during the Earnout Period, less, to the extent included in such revenue, the total of: (i) ordinary and customary trade, quantity or cash discounts actually allowed; (ii) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (iii) freight, postage, insurance, transportation and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business; and (iv) sales, use, tariff and other excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Revenue shall be determined in accordance with Buyer’s books and records in respect of such Business in accordance with GAAP.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by Seller and held for use or used in the conduct of the Business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Prime Rate” means the prime rate of interest as published in The Wall Street Journal, Eastern Edition.

“Required Stockholder Approvals” means (i) with respect to ATI Florida, unanimous written consent of the shareholders, (ii) with respect to ATI UK, unanimous written consent of the shareholders, (iii) with respect to ATI Germany, the approval of the shareholders’ meeting (Gesellschafterversammlung) and (iv) with respect to ATI Cayman, unanimous written consent of the shareholders.

“Securities Act” means the Securities Act of 1933.

“Sellers’ Representative” means Alberto Bauer.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect or otherwise select a majority of the board of directors or other persons performing similar functions (including, with respect to a partnership, the general partner), are at the time of determination directly or indirectly owned by such Person.

“Transactions” means the transactions contemplated hereby, including the Closing.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
active employee	8.03
Agreement	Preamble
Apportioned Obligations	7.03
Assumed Liabilities	2.03
ATI Cayman	Preamble
ATI Florida	Preamble
ATI Germany	Preamble
ATI UK	Preamble
Breach Damages	10.02
Business	Recitals
Buyer	Preamble
Buyer’s Adjustment Certificate	2.07
Claim Notice	10.02
Closing	2.08
Contracts	2.01
control	1.01

Term	Section
Covered Parties	10.02
Current Assets	2.06
Damages	10.02
Deductible	10.02
Earnout Report	2.05
Employee Plans	8.02
ERISA	8.01
ERISA Affiliate	8.01
Excluded Assets	2.02
Excluded Contracts	2.02
Excluded Liabilities	2.04
Hiring Condition	8.03
Hiring Party	8.03
Initial Adjustment Certificate	2.06
Initial Purchase Price	2.06
Net Current Assets	2.06
Net Liabilities	2.06
Objection Notice	2.07
Offset Claim	10.02
Offset Dispute Notice	10.02
Patents	3.17
Permits	3.19
Permitted Liens	3.14
Post Closing Tax Period	7.03
Pre Closing Tax Period	7.01
Purchased Assets	2.01
Real Property	3.14
Required Consents	3.07
Seller	Preamble
Seller Securities	3.05
Tax	7.01
Taxing Authority	7.01
Total Closing Liabilities	2.06
Transfer Taxes	7.03
Transferred Employees	8.03

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to such statute as amended from time to time and include the rules and regulations promulgated thereunder, as such rules and regulations may be amended from time to time. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any other agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. This Agreement has been negotiated by the parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Sellers and Sellers agree, severally and not jointly, to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Sellers’ right, title and interest in, to and under all of the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, known or unknown, owned, held or used in or arising from the conduct of the Business by Sellers as the same shall exist on the Closing Date (the “Purchased Assets”), and including all right, title and interest of Sellers in, to and under:

(a) all leases of, and other interests in, real property used or held for use in the conduct of the Business, in each case together with all buildings, fixtures, and improvements erected thereon, including the items listed on Part A of Schedule 3.14;

(b) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, and other tangible property, including the items listed on Part A of Schedule 3.14;

(c) all supplies and other inventories;

(d) all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments listed on Schedule 2.01(d) (collectively, the “Contracts”);

(e) all accounts, notes and other receivables (excluding the Intercompany Receivables);

(f) all prepaid expenses, including ad valorem taxes, leases and rentals;

(g) all of any Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising from the Purchased Assets, including unliquidated rights under manufacturers’ and vendors’ warranties, excluding Intercompany Receivables;

(h) all Licensed Intellectual Property Rights and Owned Intellectual Property Rights, including the items listed on Schedule 3.17;

(i) all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including the items listed on Schedule 3.19;

(j) all books, records, files and papers, whether in hard copy or computer format, used in the Business, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and any information relating to any Tax imposed on the Purchased Assets or with respect to the Business;

(k) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

Section 2.02 Excluded Assets. Buyer expressly understands and agrees that, notwithstanding Section 2.01, the following assets and properties of Sellers (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a) all rights under any contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments not listed on Schedule 2.01(d) (the “Excluded Contracts”);

(b) all cash and cash equivalents of Seller;

(c) all deferred financing charges included in the Balance Sheet (including any adjustments thereto through the Closing Date);

(d) all insurance policies and prepaid insurance premiums in respect thereof;

(e) Intercompany Receivables;

(f) all books and Records of the Sellers that relate exclusively to (i) organizational or governance proceedings of the Sellers including, without limitation, corporate franchise, stock record books, and corporate record books containing minutes of meetings of directors and shareholders to the extent such Records are unrelated to the Purchased Assets, (ii) any books and records of a personal nature to the shareholders of Sellers unrelated to the Purchased Assets, (iii) the Excluded Assets or (iv) the Excluded Liabilities; and

(g) any Purchased Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date.

Section 2.03 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume only the following liabilities (the “Assumed Liabilities”):

(a) all current liabilities incurred by the Business in the ordinary course of business, including trade accounts payable, [*] in the aggregate;

(b) obligations under capital equipment leases listed on Schedule 2.03(b);

(c) all liabilities and obligations of Seller arising under the Contracts to the extent that such liabilities are 1) to be paid, discharged and performed after the Closing Date and 2) attributable to the period after the Closing Date;

(d) the royalty payments set forth in Section 2.05(a)(ii)(D)(b) due following the date of this Agreement; and

(e) any liabilities expressly set forth in Article 8.

Section 2.04 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of any Seller (or any predecessor of any Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of such Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities include:

(a) any liability or obligation of any Seller, or any member of any consolidated, affiliated, combined or unitary group of which such Seller is or has been a member, for Taxes (including any (i) liability of the Sellers for income Taxes or for the Taxes related to the Purchased Assets or the Business for Pre-Closing Tax Periods, and (ii) liability of any other Person (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise), except to the extent explicitly assumed in Section 2.03 or relate to the operation of the Acquired Business for periods arising on or after the Closing Date; provided that Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and Apportioned Obligations shall be paid in the manner set forth in Section 7.03 hereof;

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) except to the extent provided in Section 2.03(d), any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including any liability or obligation under any of any Seller’s employee benefit agreements, plans or other arrangements listed on Schedule 8.02;

(c) any Environmental Liability;

(d) any liability or obligation relating to an Excluded Asset;

(e) any liability or obligation of any Seller arising under any Excluded Contract or any Contract (other than the liabilities and obligations referred to in Section 2.03(c));

(f) any liability or obligation arising from any action, suit, investigation, or proceeding relating to or arising out of the Business or the Purchased Assets that are pending on the Closing Date against any Seller or any Purchased Asset before any court or arbitrator or any governmental body, agency or official, including all litigation listed on Schedule 3.12;

(g) any liability or obligation relating to any products manufactured or sold by the Business on or prior to the Closing Date, including warranty obligations and product liabilities; and

(h) the loans by Alberto Bauer to Sellers as set forth on Schedule 3.11(a)(vi) of this Agreement.

Section 2.05 Purchase Price; Allocation.

(a) In consideration of the sale, conveyance, transfer, assignment and delivery by Sellers to Buyer of the Purchased Assets, Buyer shall, at the Closing, on the terms set forth in this Agreement, pay to Sellers in cash an amount equal to $10,000,000 (the “Initial Purchase Price”), plus, subject to the terms and conditions provided in Section 2.05(a)(ii) below, the Contingent Consideration.

(i) The Initial Purchase Price shall be paid to Sellers in cash by wire transfer of immediately available funds to such account as Sellers shall designate by written notice to Buyer not less than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Sellers in such amount).

(ii) Contingent Consideration.

(A) As promptly as practicable after the end of each calendar quarter or fraction thereof commencing on the first day of the Earnout Period (e.g., March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006 and January 31, 2007), Buyer shall provide the Sellers’ Representative with a report, setting forth the Net Revenue for such quarter or fraction thereof of the Earnout Period. As promptly as practicable after the end of the Earnout Period, Buyer shall provide the Sellers’ Representative with a report, setting forth the Net Revenue for the Earnout Period substantially in the form attached hereto as Exhibit D (the “Earnout Report”). If an Earnout Dispute Notice is not delivered pursuant to subsection (C) below, then in no event later than twenty (20) Business Days following the expiration of the Earnout Dispute Period, ArthroCare shall pay or cause to be paid the Contingent Consideration in cash by wire transfer of immediately available funds to such account as Sellers shall designate by written notice to Buyer.

(B) Buyer shall keep full, clear and accurate books and records with respect to the Acquired Business. The books and records shall be maintained in such a manner that Net Revenue shall be readily verifiable. All books and records with respect to the Acquired Business shall be available for inspection by the Sellers’ Representative or any attorney or accountant engaged by the Sellers’ Representative to act on behalf of the Sellers, in all cases upon reasonable prior notice and during normal business hours. The information contained in the books and records of Buyer with respect to the Acquired Business shall remain confidential except to the extent required to be disclosed by applicable law or in connection with a dispute regarding the Transactions. If the Sellers’ Representative does not deliver to Buyer an Earnout Dispute Notice (as defined below) in accordance with subsections (A)-(C), then the Earnout Report for the Earnout Period shall be deemed final and binding and neither the Sellers’ Representative nor the Sellers shall have any further right to contest the report, the computation of Net Revenue or payment of the Contingent Consideration.

(C) In the event that the Sellers’ Representative shall dispute the information set forth by Buyer in the Earnout Report, then, within sixty (60) calendar days following the date of the delivery by Buyer of such report, the Sellers’ Representative shall provide written notice to Buyer (the “Earnout Dispute Notice”) specifying the amount disputed and the basis for the dispute, together with supporting documentation reflecting the analysis of and justification for any recomputation made to the extent such information is available. Buyer and the Sellers’ Representative shall make good faith efforts to resolve the dispute through negotiations for a period of thirty (30) calendar days following the receipt of the Earnout Dispute Notice. In the event that the parties are unable to finally resolve the dispute within such thirty (30) calendar-day period, the parties to the dispute may elect by mutual agreement to extend the period of negotiation and may elect by mutual agreement to engage a mediator to assist in such negotiation. To the extent that any matter remains unresolved following negotiations (as determined by notice by any party to the other party), the Sellers’ Representative and Buyer shall jointly select an independent accountant of recognized national standing to resolve any remaining disagreements (the “Independent Accountant”). The Sellers’ Representative and Buyer shall use their respective commercially reasonable efforts to cause such Independent Accountant to make its determination within sixty (60) calendar days of accepting its selection. Within ten (10) Business Days after the date of determination of such Independent Accountant, Buyer shall pay or cause to be paid to the Sellers the Contingent Consideration in the manner set forth herein, subject to the right of offset provisions of Article 10 below. The decision of the Independent Accountant shall be a final, binding, and conclusive resolution of the parties’ dispute, shall be non-appealable, and shall not be subject to further review absent patent error. The costs and expenses of the Independent Accountant shall be split between Buyer and the Sellers in proportion to the difference between the amount set forth in the decision of the Independent Accountant and the amount reflected in the Earnout Report (with respect to Buyer’s portion) and the amount reflected in the Earnout Dispute Notice (with respect to the Sellers’ portion). In the event that the Sellers do not pay their amount of the Independent Accountant’s costs and expenses, Buyer shall be entitled to deduct the difference between the Sellers’ portion of the costs and expenses of the Independent Accountant and the amount actually paid by the Sellers to the Independent Accountant from the Contingent Consideration. Notwithstanding the foregoing, in any case, the parties shall be responsible for the payment of their respective costs and expenses, including any attorneys’ and accountants’ fees (other than any accountants’ fees payable to the Independent Accountant, which shall be split between the parties in accordance with this subsection (C) incurred in connection with the dispute.

(D) Each Seller hereby, generally, irrevocably, unconditionally and completely agrees that, except as provided by this subsection (D), Buyer and each of its Affiliates shall be entitled to operate the Acquired Business as they determine in their sole and absolute discretion, and shall have no obligation to operate the Acquired Business in any manner that would maximize, maintain or protect the Contingent Consideration; provided, however, that Buyer hereby covenants and agrees that from the Closing through the last day of the Earnout Period that:

(a) in the event Buyer [*] directly results in a back order of the Acquired Business Products or a material reduction in quality of the Acquired Business Products, which directly results in reduced Net Revenue for the Acquired Business, the amount by which the Net Revenue is reduced shall be added to Net Revenue for purposes of calculating the Contingent Consideration payable for the Earnout Period;

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Buyer will continue to make the [*] payments payable to each of [*] in accordance with the letter of understanding with [*], dated [*], and the [*] agreements with [*] summarized on Schedule 3.11, respectively, unless, Buyer and [*] with respect to [*] letter of understanding, Buyer and [*] with respect to [*] agreement or Buyer and [*] with respect to [*] agreement, as the case may be, mutually agree otherwise in writing;

(c) Buyer will cause the books and records of the Acquired Business to be maintained in such a manner as will allow for the segregation, identification and accounting for revenues of the Acquired Business by Buyer;

(d) Buyer will sell the Acquired Business Products [*];

(e) Buyer will not terminate the employment of John Hudson or Dennis Feldman or the consultancy of John Kennedy, other than as a result of death, disability or for cause (as defined in their employment or consulting agreement with Buyer, as the case may be), or materially reduce their cash compensation or responsibilities and duties in the operation of the Business from what is set forth in their employment or consulting agreement, as the case may be, with Buyer from the earlier of the end date set forth in their employment or consulting agreement (as applicable) and the last day of the Earnout Period;

(f) Buyer will not require Dennis Feldman, John Hudson or John Kennedy to commit any material time or energy to an enterprise other than the Acquired Business;

(g) Buyer will continue to sell the Acquired Business Products for Epistaxis and sinus surgery indications;

(h) Buyer will conduct the Acquired Business only through Buyer and its Affiliates;

(i) Buyer will make available sufficient working capital to the Acquired Business to support the sale of the Acquired Business Products;

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(j) Buyer will not terminate (other than as a result of death, disability or for cause) or materially reduce the cash compensation of [*] as of the Closing Date if such termination or reduction directly results in a back order of the Acquired Business Products or a material reduction in quality of the Acquired Business Products, which directly results in reduced Net Revenue for the Acquired Business, the amount by which the Net Revenue is reduced shall be added to Net Revenue for purposes of calculating the Contingent Consideration payable for the Earnout Period; and

(k) in the event there is a Class II Recall or Class III Recall (each as defined by the FDA) of the Acquired Business Products, which directly results in reduced Net Revenue for the Acquired Business, the amount by which the Net Revenue is reduced shall be added to Net Revenue for purposes of calculating the Contingent Consideration payable for the Earnout Period.

In the event Buyer fails to comply with any of subsection (b), (c), (d), (e), (f), (g), (h) or (i) above and such failure to comply directly results in reduced Net Revenue for the Acquired Business, the amount by which the Net Revenue is reduced shall be added to Net Revenue for purposes of calculating the Contingent Consideration payable for the Earnout Period. In addition, in the event a Buyer Change of Control is consummated during the Earnout Period, the Contingent Consideration payable pursuant to this Section 2.05(a)(ii) shall in any case be $15.0 million, regardless of the actual Net Revenue recognized during the Earnout Period. Any offset that may be made pursuant to Article 10 of this Agreement shall be deducted from the $15.0 million payable pursuant to the foregoing sentence.

(b) The Final Purchase Price and Assumed Liabilities (to the extent properly taken into account under Section 1060 of the Code) shall be allocated among the Purchased Assets as set forth in Schedule 2.05. Buyer and Sellers shall (i) be bound by such allocation, (ii) act in accordance with the allocation in the preparation of all financial statements and the filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their Affiliates to take no position inconsistent with the allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each of the Purchaser and Sellers shall deliver to the other a copy of its Form 8594 and shall file, according to Section 1060 of the Code, all returns and reports with respect to the transactions contemplated by this Agreement (including, without limitation, all federal, state and local tax returns) on the basis of such allocation.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 2.06 Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Fowler White Boggs Banker PA, 501 E. Kennedy Blvd., Suite 1700, Tampa, Florida 33602 as soon as possible, but in no event later than five Business Days after satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time or place as Buyer and Sellers may agree. At the Closing, Sellers and Buyer shall enter into (i) an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A and a German Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C, (ii) a Bill of Sale substantially in the form attached hereto as Exhibit B and (iii) forms of intellectual property transfer documents to be agreed upon and attached as Exhibits, and Sellers shall deliver to Buyer such special warranty deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01 Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the absence of any such governmental licenses, authorizations, permits, consents or approvals would not have a Material Adverse Effect. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation, articles of association and bylaws of Seller as currently in effect.

Section 3.02 Corporate Authorization.

(a) The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions are within Seller’s corporate powers and, except for any required approval of Seller’s stockholders, have been duly authorized by all necessary corporate action on the part of Seller. The Required Stockholder Approvals are the only votes of any of the Seller’s capital stock necessary in connection with the consummation of the Transactions. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller.

(b) At a meeting duly called and held or pursuant to a written consent in lieu of a meeting, the Board of Directors of each Seller has unanimously (i) determined that this

Agreement and the Transactions are advisable to Seller’s stockholders, and expedient and for the best interests of Seller, (ii) approved and adopted this Agreement and the Transactions and (iii) resolved to recommend the approval and adoption of this Agreement by the stockholders of Seller.

Section 3.03 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions require no action by or in respect of, or filing with, any governmental body, agency or official that Seller has not taken or made or the failure of which to take or make would have a Material Adverse Effect.

Section 3.04 Noncontravention. The execution, delivery and performance by Seller of this Agreement and, the consummation of the Transactions do not and will not (i) violate the Charter of Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any law, rule, regulation, judgment, injunction, order or decree applicable to Seller as a result of the execution, delivery or performance by Seller of this Agreement which could result in a Material Adverse Effect, (iii) assuming the obtaining, or waiving pursuant to Section 4.10, of all Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit relating to the Business to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller or by which any of the Purchased Assets is or may be bound or (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens.

Section 3.05 Capitalization.

(a) (i) The authorized capital stock of ATI Florida consists of 1,000 shares of common stock, no par value per share. As of the date hereof, there are issued and outstanding 100 shares of common stock and no employee stock options to purchase shares of common stock.

(ii) The authorized capital stock of ATI UK consists of 100,000 ordinary shares of £1 each. As of the date hereof, there are 100 ordinary shares of £1 each in issue and no employee stock options have been granted over any shares in ATI UK.

(iii) As of the date hereof, Alberto Bauer and John Kennedy own an 80% and 20%, respectively, equity interest in ATI Germany, and no Person has an option to purchase an ownership interest in ATI Germany. As of the date hereof, there are issued and outstanding two shares of stock (Geschaftsanteile) in the aggregate amount of EUR 25,000.

(iv) The authorized capital stock of ATI Cayman consists of 50,000 shares of capital stock, $1.00 par value per share. As of the date hereof, there are issued and outstanding 100 shares of capital stock.

(b) Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of Seller, (ii) securities of Seller convertible into or exchangeable for shares of capital stock or voting securities of Seller or (iii) options or other rights to acquire from Seller, or other obligation of Seller to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of

Seller (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Seller Securities”). There are no outstanding obligations of Seller to repurchase, redeem or otherwise acquire any of Seller Securities.

Section 3.06 No Subsidiaries. Seller does not have, and has never had, any Subsidiaries.

Section 3.07 Required Consents. Schedule 3.07 sets forth each material agreement, contract or other instrument binding upon Seller or any Permit (including any Environmental Permit) requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement (the “Required Consents”).

Section 3.08 Financial Statements. The unaudited consolidated balance sheets as of December 31, 2003 and 2004 and the related unaudited consolidated statements of income for each of the years ended December 31, 2003 and 2004 and the statements of cash flow for the year ended December 31, 2004, and the unaudited interim consolidated balance sheet as of June 30, 2005 and the related unaudited interim consolidated statements of income and cash flows for the six months ended June 30, 2005 of Seller fairly present in all material respects (except as may be indicated in the notes thereto), the financial position of Seller as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited interim financial statements).

Section 3.09 Absence of Certain Changes. Except as set forth on Schedule 3.09, since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(b) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Business;

(c) any creation or other incurrence of any Lien on any Purchased Asset other than in the ordinary course of business consistent with past practices;

(d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(e) any transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, material to the Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(f) any change in any method of accounting or accounting practice by Seller with respect to the Business;

(g) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any officer or employee of the Business (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any officer or employee of the Business or (iii) increase in compensation or other benefits payable to any officer or employee of the Business pursuant to any severance or retirement plans or policies thereof;

(h) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to employees of the Business; or

(i) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $10,000 individually, or $25,000 in the aggregate.

Section 3.10 No Undisclosed Material Liabilities. To the knowledge of Seller, there are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

(b) liabilities disclosed on Schedule 3.10; and

(c) other undisclosed liabilities incurred in the ordinary course of business since the Balance Sheet Date, which, individually or in the aggregate, are not material to the Business.

Section 3.11 Material Contracts.

(a) Except for the Contracts disclosed in Schedule 3.11, with respect to the Business, Seller is not a party to or bound by:

(i) any lease (whether of real or personal property) providing for annual rentals of $10,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (a) annual payments by Seller of $10,000 or more or (b) aggregate payments by Seller of $20,000 or more;

(iii) any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for either (c) annual payments to Seller of $10,000 or more or (d) aggregate payments to Seller of $20,000 or more;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(vii) any agreement relating to the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights;

(viii) any option, license, franchise or similar agreement;

(ix) any agency, dealer, sales representative, marketing or other similar agreement;

(x) any agreement that limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or which would so limit the freedom of Buyer after the Closing Date;

(xi) any agreement with or for the benefit of any Affiliate of Seller; or

(xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Business.

(b) Except as set forth on Schedule 3.11, each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of Seller and is in full force and effect, and, except as set forth on Schedule 3.11, none of Seller or, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies, and where written copies do not exist, summaries, of each such Contract have been delivered to Buyer.

Section 3.12 Litigation. Except as set forth on Schedule 3.12, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Seller, threatened against or affecting, the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have a material impact on the Business or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.13 Compliance with Laws and Court Orders. To the knowledge of Seller, Seller is not in violation of, has not since January 1, 2002 violated, and to the knowledge of Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, regulation, judgment, injunction, order or decree applicable to the Purchased Assets or the conduct of the Business.

Section 3.14 Properties. Part A of Schedule 3.14 correctly describes all real property used or held for use in the Business included in the Purchased Assets (the “Real Property”), which Seller leases, operates or subleases, any title insurance policies and surveys with respect thereto, and any Liens thereon. Seller owns no Real Property.

(a) Part A of Schedule 3.14(a) correctly describes all personal property used or held for use in the Business included in the Purchased Assets, including machinery, equipment, furniture, vehicles, storage tanks, spare and replacement parts, fuel and other trade fixtures and fixed assets, which Seller owns, leases or subleases, and any Liens thereon.

(b) Seller has good and marketable title to, and in the case of leased Real Property or personal property has valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible), including those reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices and otherwise in compliance with the terms of this Agreement. No Purchased Asset is subject to any Lien, except:

(i) Liens disclosed on Part A of Schedule 3.14(b);

(ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iii) Liens which do not materially detract from the value of such Purchased Asset, or materially interfere with any present or intended use of such Purchased Asset (clauses (ii) - (iii) of this Section 3.14(b) are, collectively, the “Permitted Liens”).

(c) All leases of Real Property or personal property are in good standing and are valid, binding and enforceable against Seller, as applicable, in accordance with their respective terms and to the knowledge of Seller there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(d) Solely with respect to ATI UK and to the knowledge of Seller, the plants, buildings, structures and equipment included in the Purchased Assets have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound and all deeds and documents necessary to prove title to such leases are in the possession or under the control of Seller.

(e) Solely with respect to ATI UK and to the knowledge of Seller, the Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning and subdivision laws, regulations and ordinances that could have a Material Adverse Effect.

(f) None of the Purchased Assets is an equity interest in any Person.

Section 3.15 Sufficiency of and Title to the Purchased Assets. Upon consummation of the Transactions, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

Section 3.16 Products. To the knowledge of Seller, each of the products produced or sold by Seller in connection with the Business is, and at all times up to and including the sale thereof has been in compliance in all material respects with all applicable laws and regulations of the United States Food and Drug Administration (the “FDA”) and International Organization for Standardization.

Section 3.17 Intellectual Property.

(a) Schedule 3.17(a)(i) contains a true and complete list of each of the registrations and applications for registrations and other material Intellectual Property Rights included in the Owned Intellectual Property Rights. Schedule 3.17(a)(ii) contains a true and complete list of all material agreements (whether written or otherwise, including research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue) to which Sellers are a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights for use in, the Business as currently conducted.

(b) The Owned Intellectual Property Rights constitute all the Intellectual Property Rights owned by Sellers for use in, the Business as currently conducted. There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights. Sellers represent to Buyer that there are no Licensed Intellectual Property Rights.

(c) Sellers have not given to any Person an indemnity in connection with any Owned Intellectual Property Right, other than indemnities that, individually or in the aggregate, could not result in liability to the Business in excess of $10,000.

(d) To the knowledge of Sellers, Sellers have not infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. Sellers have not been notified of any claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Sellers, threatened against or affecting, the Business or any present or former officer, director or employee of the Business (1) based upon, or challenging or seeking to deny or restrict, the rights of Sellers in any of the Owned Intellectual Property Rights, (2) alleging that the use of the Owned Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold with respect to the Business do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (3) alleging that Sellers infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

(e) None of the Owned Intellectual Property Rights material to the operation of the Business has been adjudged invalid or unenforceable in whole or part.

(f) To the knowledge of Sellers, Sellers hold all Owned Intellectual Property Rights free and clear of any Lien. Sellers are the sole and exclusive owners of the entire right, title and interest in, to and under the national and multinational statutory invention registrations, patents and patent applications listed on Schedule 3.17(f) (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world and all improvements to the inventions disclosed in each such registration, patent or patent application. Sellers have taken all actions necessary to maintain and protect the Owned Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

(g) To the knowledge of Sellers and except as set forth in Schedule 3.17(g), no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right. Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights.

(h) Sellers have taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property Rights.

(i) None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the Business has been the subject of an opposition or cancellation procedure. None of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the Business has been the subject of an interference, protest, public use proceeding, third party reexamination request, opposition, nullity or revocation procedure.

(j) Sellers make no representation or warranty that Owned Intellectual Property Rights provide freedom to operate the Acquired Business as currently conducted.

(k) To the knowledge of Sellers, and except as set forth on Schedule 3.17(k), there are no fees or any similar actions or filings due within ninety (90) days of the Closing Date that could affect the validity of or title in or to any of the Patents. Sellers shall undertake all necessary action to maintain the validity of or title in or to any of the Patents in respect of any fee or any similar action or filing that falls due within five (5) Business Days of the Closing Date.

(l) Except as set forth on Schedule 3.17(l) and 3.17(n), in each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property Rights is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. Any assignments of Owned Intellectual Property Rights to Sellers that have not been recorded prior to the Closing Date shall be recorded by the Sellers or any application for recordal at the relevant local patent office filed within thirty-one (31) days after the Closing Date.

(m) The Italian and Spanish patents set forth on Schedule 3.17(m) shall be transferred and assigned by Alberto Bauer and John Hudson to ATI Cayman as soon as reasonably practical after the Closing Date, and ATI Cayman shall immediately thereafter execute and deliver an assignment of such patents to Buyer.

Section 3.18 Insurance Coverage. Schedule 3.18 sets forth a list of, and Seller has furnished to Buyer true and complete copies of, all insurance policies and fidelity bonds relating to the Purchased Assets, the business and operations of the Business and its officers and employees. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Seller has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2002 and remain in full force and effect. To the knowledge of Seller, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Schedule 3.18, after the Closing, Seller shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.19 Licenses and Permits.

(a) Schedule 3.19 correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Business, including, but not limited to, all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any government entity, the FDA and similar authorities in the U.S. and non-U.S. jurisdictions necessary for Seller to own, lease and operate its properties or to develop, produce, store, distribute, promote and sell its products or otherwise to carry on its business as it is now being conducted (the “Permits”) together with the name of the government agency or entity issuing such Permit. Except as set forth on Schedule 3.19, (i) the Permits are valid and in full force and effect, (ii) Seller is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits and (iii) to the knowledge of Seller, none of the Permits will, assuming the related Required Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions. Except as otherwise disclosed on Schedule 3.19, upon consummation of the Transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all of the Permits the absence of which could have a Material Adverse Effect.

(b) As of the date of this Agreement, no suspension or cancellation of any of the Permits is pending or, to the knowledge of Seller, threatened. To the knowledge of Seller, Seller is not in conflict with, or in default of, any law applicable to Seller or by which any property, asset or product of Seller is bound or affected, including, without limitation, the Federal Food, Drug and Cosmetic Act (the “FDCA”), the Comprehensive Drug Abuse Prevention and Control Act of 1970 (the “CDAPCA”), the Controlled Substances Act (the “CSA”) and any other similar act or law.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) all manufacturing operations of Seller are being conducted in substantial compliance with applicable good manufacturing practices in the United States and the United Kingdom;

(ii) all necessary clearances or approvals from governmental agencies in the United States and the United Kingdom for all device products which are manufactured or sold by Seller have been obtained, and Seller is in substantial compliance with the most current form of each applicable clearance or approval with respect to the development, production, storage, distribution, promotion and sale by Seller of such products;

(iii) none of its respective officers, employees or agents (during the term of such person’s employment by Seller or while acting as an agent of Seller) has made any untrue statement of a material fact or fraudulent statement to the FDA or any governmental agency (including, without limitation, non-U.S. regulatory agencies), failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency (including, without limitation, non-U.S. regulatory agencies), or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency (including, without limitation, non-U.S. regulatory agencies) to invoke its Application Integrity Policy or similar governmental policy or regulation (including, without limitation, non-U.S. policies or regulations), rule, regulation or law; and

(iv) Seller has not received any notice that the FDA or any similar governmental agency (including, without limitation, non-U.S. regulatory agencies) has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of Seller, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of Seller; as to each Article of drug, device or cosmetic manufactured and/or distributed by Seller, such Article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or law of any jurisdiction (including, without limitation, non-U.S. jurisdictions).

(d) As to each product subject to the jurisdiction of the FDA under the FDCA which is developed, manufactured, tested, distributed, held and/or marketed by Seller, such product is being developed, manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA, if applicable, including, but not limited to, such requirements relating to investigational use, pre-market clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

(e) Seller has, prior to the execution of this Agreement, provided to Buyer copies of or made available for Buyer’s review any and all documents in its possession material to assessing Seller’s compliance with the FDCA or the CDAPCA and implementing regulations, including, but not limited to, copies in its possession of (i) all 483s issued during the last three years; (ii) all audit reports performed during the last three years, whether performed by Seller or an outside consultant; (iii) any material document (prepared by Seller) concerning any material oral or written communication received from the FDA or the United States Department of Justice during the last three years; (iv) any administrative or judicial order, ruling or agreement issued or entered into during the last three years in which Seller or its respective predecessor companies were a named party; or (E) any recall notice or order relating to any product of Seller.

(f) Schedule 3.19(f) sets forth a complete and accurate list of (i) medical devices listed by Seller with the FDA or similar U.S. or non-U.S. governmental agency, (ii) each new Pre-Market Approval or 510(k) Notification and any amendments or supplements thereto filed by Seller pursuant to the FDCA, or any non-US. equivalents, (iii) each product license application filed by Seller pursuant to the Public Health Service Act, as amended, or any non-U.S. equivalents and (iv) each establishment license application filed with respect to any product of Seller under the Public Health Service Act, as amended, or any non-U.S. equivalents.

Section 3.20 Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid and genuine and Seller has a legal right to the receivables in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to the Business at the Balance Sheet Date have been included in the Balance Sheet.

Section 3.21 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.22 Employees. Schedule 3.22 sets forth a true and complete list of the names, titles, annual salaries (or wage rates for non-salaried employees) and incentive compensation (including equity) of all employees of the Business and identifies which of those employees are employed in the Business in the United Kingdom (“UK Employees”). To the knowledge of Seller, and except as set forth on Schedule 3.22, none of the employees has indicated to Seller that he or she does not intend to accept an offer of employment from Buyer or one of its Affiliates or that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. Schedule 3.22 also separately sets forth a true and complete list of the names, function and fee rate of all consultants and independent contractors of the Business.

Section 3.23 Environmental Compliance.

(a) Except as disclosed on Schedule 3.23, with respect to ATI UK only, for the period beginning May 30, 2003 through the Closing Date:

(i) in connection with or relating to the Purchased Assets, Business or Real Property, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to Seller’s knowledge, threatened by any governmental entity or other Person with respect to any matters relating to the Business and relating to or arising out of any Environmental Law;

(ii) there are no Environmental Liabilities and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any Environmental Liabilities;

(iii) ATI UK is in compliance with all Environmental Laws and has been and is in compliance with all Environmental Permits, the failure of which to comply could have a Material Adverse Effect; such Environmental Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, are transferable and will not be terminated or impaired or become terminable as a result of the Transactions.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which ATI UK has knowledge in relation to any Purchased Asset or Real Property or any other property or facility now or previously owned or leased by ATI UK which has not been delivered to Buyer at least 10 days prior to the date hereof.

Section 3.24 Tax Matters.

(a) Seller has complied in all material respects with all statutory provisions, rules, regulations, orders and directions in relations to the Business concerning VAT, PAYE and National Insurance Contributions including the making on time of accurate returns and payments and the proper maintenance and preservation of records, and the Seller has not been given any penalty, notice or warning regarding the same.

(b) Seller is not involved in any dispute, or the subject of any enquiries, with HM Revenue and Customs, the Contributions Agency or any other appropriate fiscal authority, whether of the United Kingdom or elsewhere, concerning any matter likely to affect the Business or any of the Purchased Assets in any way other than routine enquiries of a minor nature following the submission of computations and returns.

(c) All documents (other than those which have ceased to have any legal effect) to which Seller is a party and which relate to the Business and in the enforcement of which Buyer may be interested, have been duly stamped.

(d) Neither Seller nor any relevant associate (as defined in paragraph 3(7) of Schedule 10 to VATA 1994) has elected to waive exemption or will before the Closing Date elect to waive exemption for VAT purposes in relation to the Assets.

(e) VAT is chargeable on the rent or any other payment to be made under ATI UK’s real property lease and an election has been made by the landlord to waive exemption from VAT in respect of the lease.

Section 3.25 Disclaimer. Seller shall not be deemed to have made to Buyer any representation or warranty other than those made by Seller in this Agreement. Seller makes no representation or warranty to Buyer with respect to any projections, estimates or budgets heretofore delivered to or made available to Buyer with respect to the future revenues, expenses or expenditures, or future results of operations or prospects of Seller or the Acquired Business.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date that:

Section 4.01 Existence and Power. ArthroCare is a corporation validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. ARTC UK is a corporation validly existing and in good standing under the laws of the United Kingdom and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. ARTC Germany is a corporation validly existing under the laws of Germany and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02 Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions to which it is a party are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions to which it is a party require no action by or in respect of, or filing with, any governmental body, agency or official that Buyer has not taken or made or the failure of which to take or make would have a material adverse effect on Seller’s business, financial condition, assets or operations.

Section 4.04 Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions to which it is a party do not and will not violate the certificate of incorporation or bylaws of Buyer or violate any applicable material law, rule, regulation, judgment, injunction, order or decree.

Section 4.05 Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Initial Purchase Price and any other amounts to be paid by it hereunder.

Section 4.06 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.07 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Sellers or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.08 No Additional Representations. Buyer acknowledges that it and its representatives have been permitted access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies and other properties and assets of Seller which Buyer and its representatives have desired or requested to see or review, and that Buyer and its representatives have had an opportunity to meet with the officers and employees of Seller to discuss the businesses and assets of Seller. Buyer acknowledges that Seller is making the representations and warranties set forth in this Agreement only.

Section 4.09 Condition of Assets. Buyer acknowledges that it is acquiring the Acquired Business and Purchased Assets of Seller without any representation or warranty as to merchantability or fitness for any particular purpose, except as otherwise expressly represented or warranted in Section 3 of this Agreement.

Section 4.10 Consents. Buyer acknowledges that the consents and waivers set forth on Schedule 4.10 may be required with respect to the transactions contemplated by this Agreement and that such consents and waivers may not have been obtained prior to the Closing. Buyer agrees that Seller shall not have any liability to Buyer arising out or relating to the failure to obtain any such consents or waivers set forth on Schedule 4.10, except for the liability that may arise under Section 10.02(a)(D) or 10.02(a)(E) hereof.

ARTICLE 5

COVENANTS OF SELLER

Section 5.01 Confidentiality.

(a) After the Closing, (i) each Seller will hold, and will use their reasonable best efforts to cause their respective stockholders, officers, directors and their consultant, Tony Hanson, to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business and/or the terms and conditions of this Agreement, except to the extent (A) such information can be shown to have been previously known on a nonconfidential basis by such Seller, (B) such information can be shown to have been in the public domain through no fault of such Seller or its Affiliates, (C) such information can be shown to have been later lawfully acquired by such Seller from sources other than those related to its prior ownership of the Business, (D) such disclosure is authorized by Buyer or (E) such disclosure reasonably occurs in connection with disputes between Sellers and Buyer over the terms of this Agreement, and (ii) Buyer shall keep confidential and shall not (and will cause all Affiliates not to) disclose to any Person unless compelled to disclose by judicial or administrative process or by other requirements of law (including, but not limited to the Securities Exchange Act of 1934, as amended) any information, documents and/or materials relating to the terms and conditions of this Agreement, except to the extent (A) such disclosure is authorized by Sellers’ Representative or (B) such disclosure reasonably occurs in connection with disputes between Buyer and Sellers over the terms of this Agreement. The obligation of Sellers and Buyer to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. The obligation of such Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(b) On and after the Closing Date, each Seller will afford during normal business hours reasonable access to Buyer and its agents to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of such Seller. Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.02 Notices of Certain Events. Following the Close Date, each Seller shall promptly notify Buyer of:

(a) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(b) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Seller or the Business or that relate to the consummation of the Transactions.

Section 5.03 Stockholder Approval. Immediately following the execution and delivery of this Agreement, each Seller shall (i) duly take all lawful action to circulate a written consent to its stockholders for the purposes of obtaining the Required Stockholder Approvals and (ii) use its reasonable best efforts to obtain the Required Stockholder Approvals. In connection with such written consent, such Seller shall comply with all disclosure and other obligations to its stockholders under applicable law. Any notice, solicitation or similar disclosure circulated to the stockholders of a Seller shall include the recommendations of the Board of Directors that the stockholders of such Seller grant consent with respect to the adoption and approval of this Agreement and the Transactions.

Section 5.04 Noncompete. Subject to the occurrence of the Closing, and beginning on the Closing Date and ending on the 18-month anniversary of the Closing Date, each Seller and its Affiliates shall not, directly or indirectly, engage anywhere in the world in any business competitive with the Acquired Business. Each Seller, on behalf of itself and its Affiliates, agrees that the provisions of this Section 5.06 are reasonable and necessary to protect and preserve the interests and properties of Buyer and that any breach or violation of this Section 5.06 would result in irreparable loss and damage to Buyer for which Buyer would not have any adequate remedy at law. Accordingly, in addition to any other available remedies, Buyer shall be entitled to have the provisions of this Section 5.06 specifically enforced by both temporary and permanent injunctions to prevent any breach or contemplated breach by such Seller or any of its Affiliates of this Section 5.06.

Section 5.05 Non-Solicitation. Seller agrees that from the date hereof until the Closing, none of Seller or any of its Affiliates shall solicit for employment (after the Closing) any active employee (as such term is defined in Section 8.03). Each Seller further agrees that from the Closing Date until the 18-month anniversary of the Closing Date, none of such Seller or any of its Affiliates shall solicit for employment or employ any Transferred Employee so long as such Transferred Employee is employed by or providing consulting services to Buyer. The foregoing restrictions shall not apply to any solicitations conducted (a) through a third-party professional agency regularly engaged in such solicitations or to any newspaper or other general solicitation or advertisement which, in any such case, is not directed at or focused on such active employees or Transferred Employees, as applicable or (b) following the date on which a Transferred Employee is terminated Buyer.

Section 5.06 Release of Liens. At or prior to the Closing, each Seller shall cause any Liens on any Purchased Asset (other than Liens referred to in Section 3.14(b)(ii) or 3.14(b)(iii)), including the Liens identified on Part A of Schedule 3.14(b), to be removed, so that the Purchased Assets are free and clear of all Liens (other than Liens referred to in Section 3.14(b)(ii) or 3.14(b)(iii)) at the Closing.

ARTICLE 6

COVENANTS OF BUYER AND SELLER

Section 6.01 Reasonable Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Buyer and Sellers will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Sellers and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

(b) Each Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of such Seller with full power of substitution in the name of Buyer, or in the name of such Seller but for the benefit of Buyer, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

Section 6.02 Certain Filings. Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 6.03 Public Announcements. Sellers agree not issue any press release or make any public statement without Buyer’s consent.

ARTICLE 7

TAX MATTERS

Section 7.01 Tax Definitions. The following terms, as used herein, have the following meanings:

“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

Section 7.02 Tax Matters. Each Seller hereby represents and warrants to Buyer that:

(i) Seller has timely filed all Tax Returns required to be filed and has timely paid all Taxes which will have been required to be paid on or prior to the date hereof. There are no Liens for unpaid taxes on any Purchased Asset. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against Seller. There are no pending or, to the knowledge of Seller, threatened audits, investigations, disputes or claims or other actions for or relating to any liability for Taxes with respect to Seller, and there are no matters under discussion with any governmental authorities, or known to Seller, with respect to Taxes that are likely to result in a material additional liability for Taxes with respect to Seller. Seller does not have liability for the Taxes of any Person (other than Seller) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving Seller, the Purchased Assets or the Business and, after the Closing Date, none of Seller, the Purchased Assets or the Business shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date. None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(ii) Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period.

Section 7.03 Tax Cooperation; Allocation of Taxes.

(a) Buyer and each Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and each Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. On or after the end of such period, each party shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Sellers on the one hand and Buyer on the other hand shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

(b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Sellers on the one hand and Buyer on the other hand based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Sellers shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Notwithstanding the foregoing, ATI Germany agrees to hold Buyer harmless against any claims of the fiscal authorities under Section 75 of the German General Tax Act.

(c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees, and assignment, recording or recordal fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Sellers on the one hand and Buyer on the other hand. Each Seller represents and warrants to Buyer that, with respect to the transfer of inventory from Sellers to Buyer, such Seller is entitled to an exemption from Transfer Taxes for isolated, casual or occasional sales in each jurisdiction that would otherwise impose a Transfer Tax on the transfer of such inventory. Buyer on the one hand and Sellers on the other hand shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(d) The Apportioned Obligations and Taxes described in Section 7.03(b) shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 7.03(b) or 7.03(c), as the case may be. Upon payment of any such Apportioned Obligation or Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 7.03(b) or (c), as the case may be together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the Prime Rate for each day until paid.

Section 7.04 UK Tax Matters.

(a) Seller and Buyer intend that section 49 of the Value Added Tax Act 1994 shall apply to the transfer of the Business (but not Regulation 6 of the Value Added Tax Regulations 1995) under this Agreement and accordingly:

(i) on the Closing Date, Seller shall deliver to Buyer all records referred to in such section 49;

(ii) Seller shall not make any request to HM Revenue & Customs for records to be preserved by Seller rather than Buyer; and

(iii) the Buyer shall preserve the records referred to in Clause (a) for such period as may be required by law and during that period permit the Seller reasonable access to such records for the purpose of inspection or copying (at the Seller’s expense).

(b) If Part XV of the Value Added Regulations 1995 (SI 1995/2518) is applicable to any of the Assets the parties agree that, as against Seller, the Buyer shall take the benefit of, and Seller agrees to indemnify Buyer against the burden of, any deductions and payments under such Part XV which relate to intervals subsequent to that ending under Regulation 114 of such Part XV on the day of the transfer of the relevant asset under this Agreement, and accordingly:

(i) Seller shall promptly account to Buyer for any such deduction received by it (whether by payment or credit) from HM Revenue & Customs;

(ii) Seller agrees to fully indemnify and keep indemnified Buyer in respect of any such payment due to HM Revenue & Customs; and

(iii) Seller shall, on request (and at Seller’s cost (if any)), promptly make available to Buyer information, and allow Buyer reasonable access to any documents in Seller’s possession or control, reasonably required to establish whether and when a deduction arises and the amount of such deduction or any payment.

ARTICLE 8

EMPLOYEE MATTERS

Section 8.01 Employee Benefits Definitions. The following terms, as used herein, have the following meanings:

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

Section 8.02 ERISA Representations. Each Seller hereby represents and warrants to Buyer that:

(a) Schedule 8.02(a) contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement or early retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Seller or any of its ERISA Affiliates or other Affiliates and covers any employee or former employee of the Business, or with respect to which Seller or any of its ERISA Affiliates or other Affiliates has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (including Form 5500 including, if applicable, Schedule B thereto) and tax return (including Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”

(b) None of Seller, any of its ERISA Affiliates or other Affiliates and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or otherwise.

(c) None of Seller, any ERISA Affiliate or other Affiliate of Seller and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and Seller is not aware of any reason why any such determination letter should be revoked or not be reissued. Seller has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Business, Buyer or any of its Affiliates of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Business, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent Seller or any of its Affiliates from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Business.

(f) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent it is an Excluded Liability. There has been no amendment to, written interpretation of or announcement (whether or not written) by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(g) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Business that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code. No Transferred Employee will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the Transactions.

(h) The Purchased Assets are not now nor will they after the passage of time be subject to any Lien imposed under Code Section 412(n) by reason of the failure of Seller or its Affiliates to make timely installments or other payments required by Code Section 412.

(i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Seller, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

Section 8.03 Employees and Offers of Employment.

(a) On the Closing Date, Buyer (the “Hiring Party”) intends to offer employment to all active employees of the Business set forth on Schedule 8.03; provided, however, that each such offer of employment shall be conditioned on the employee’s execution of the Hiring Party’s form Confidentiality, Non-Solicitation and Assignment of Inventions Agreement (such condition hereinafter collectively referred to as the “Hiring Condition”); provided, further, that the Hiring Party may terminate at any time after the Closing Date the employment of any employee who accepts such offer. For purposes of this Article 8, the term “active employee” shall mean any Person who, on the Closing Date, is actively employed by Seller or who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date (such inactive employees shall be offered employment by the Hiring Party as of the date they return to active employment provided that they return to active employment upon the earlier of the expiration of their approved leave of absence or the date that is six months after the Closing Date and they satisfy the Hiring Condition), but shall exclude any other inactive or former employee, including any individual who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Closing Date. Any such offers shall be on such terms and conditions as the Hiring Party shall in its sole discretion deem appropriate. The employees who satisfy the Hiring Condition, and accept and commence employment with the Hiring Party are hereinafter collectively referred to as the “Transferred Employees” (which term shall also be deemed to include the UK Employees). Each Seller will not take any action which would impede, hinder, interfere or otherwise compete with the Hiring Party’s effort to hire any Transferred Employees. None of Buyer or any of it Affiliates shall assume any responsibility for any Transferred Employee until such employee commences employment with the Hiring Party. Buyer hereby represents that there is no waiting period for either its health plan or 401(k) Plan.

(b) The parties agree that the Transfer of Undertakings (Protection of Employment) Regulations (the “Regulations”) apply to the transfer of the Business in the UK. Subject to a UK Employee’s right to object to the transfer, the parties shall procure that the contract of employment between Seller or any Subsidiary and each UK Employee (excluding terms relating to a provision of an occupational pension scheme insofar as they relate to benefits for old age, invalidity or survivors) will have effect after the Closing Date as if originally made between Buyer (or the relevant Subsidiary, as applicable) and that UK Employee, pursuant to the Regulations. All payments, costs, expenses and outgoings in relation to each UK Employee (referred to in this clause as “Charges”) shall be apportioned on a time basis so that the part of the Charges accruing in the period up to the Closing Date shall be borne and discharged by Seller and the part of the Charges accruing in the period commencing on the Closing Date shall be borne and discharged by Buyer. Seller shall retain all liabilities and obligations for all time, in respect of claims (whether arising before, on or after the Closing Date) arising out of or in connection with (i) employment of any UK Employee or termination of that employment before the Closing Date; (ii) the employment of any UK Employee who does not transfer to Buyer or termination of that employment; or (iii) employment or termination of employment of any employee who claims or is deemed to transfer to Buyer or any of its Subsidiaries pursuant to the Regulations who is not a UK Employee; or (iv) any act or omission of Seller or any of its Subsidiaries in relation to its obligations under the Regulations or any collective agreement, or agreement with any trade union, works council or any other employee representatives in relation to information and consultation of employees.

Section 8.04 Seller’s Employee Benefit Plans. Each Seller shall retain all obligations and liabilities under its respective Employee Plans in respect of each of its Transferred Employee(s) (except as otherwise expressly set forth herein) and each of its employees or former employees (including any beneficiary thereof) who is not a Transferred Employee. Except as expressly set forth herein, each Seller shall retain all liabilities and obligations in respect of claims arising or incurred (whether or not reported) as of the Closing Date in respect of its Transferred Employees and benefits accrued as of the Closing Date by its Transferred Employees under its Employee Plans, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.

Section 8.05 No Third Party Beneficiaries. No provision of this Article 8 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of a Seller in respect of continued employment (or resumed employment) with either Buyer, the Hiring Party, any of their Affiliates or the Business, and no provision of this Article 8 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

ARTICLE 9

CLOSING MATTERS

Section 9.01 Conditions to Obligations of Buyer and Sellers. The obligations of Buyer on the one hand and Sellers on the other hand to consummate the Closing are subject to the satisfaction of the following conditions:

(a) Each of the Required Stockholder Approvals shall have been obtained.

(b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(c) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 9.02 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions on or before the Closing Date:

(a) (i) Each Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of each Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true at and as of the Closing Date as if made at and as of such date, and (iii) Buyer shall have received a certificate signed by the President and Chief Executive Officer, or equivalent officer if there is no President or Chief Executive Officer, of each Seller to the foregoing effect.

(b) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the Purchased Assets or the business or assets of Buyer or any of its Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the Purchased Assets or the business or assets of Buyer or any of its Affiliates.

(c) There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Purchased Assets, by any court, government or governmental authority or agency, domestic or foreign that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in Section 9.02(b) above.

(d) Seller shall have received, or obtained a waiver from Buyer pursuant to Section 4.10 of, all Required Consents, in each case in form and substance reasonably satisfactory to Buyer, and no such Required Consent shall have been revoked.

(e) Buyer shall have received all documents it may reasonably request relating to the existence of each Seller and the authority of such Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.

(f) John Kennedy shall have executed a consulting agreement with Buyer and John Hudson shall have executed an employment agreement with Buyer and Dennis Feldman shall have executed an offer letter with Buyer, in each case in a form reasonably acceptable to Buyer.

(g) Buyer shall have received an opinion of Fowler White Boggs Banker, P.A., counsel to Sellers, in form and substance reasonably satisfactory to Buyer, with respect to ATI Florida.

(h) Within ten (10) days following the Closing Date, Buyer shall have received (i) the VAT records required to be delivered under Article VII and (ii) all National Insurance and PAYE records fully completed and showing that payment are up to date.

Section 9.03 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date and (iii) Sellers shall have received a certificate signed by the President of Buyer to the foregoing effect.

(b) Each Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to such Seller.

ARTICLE 10

SURVIVAL; RIGHT OF SETOFF

Section 10.01 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the last day of the Earnout Period; provided that (i) the representations and warranties in Sections 3.01, 3.02, 3.05, 3.15, and 3.21 and Articles 7 and 8 shall survive three (3) years. The covenants and agreements (excluding representations and warranties) of the parties hereto contained in this Agreement or in any certificate or other writing required to be executed or provided at Closing shall survive the Closing indefinitely (subject to the applicable statute of limitations) or for the shorter period explicitly specified therein. Notwithstanding the preceding sentence, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time pursuant to Section 11.01.

Section 10.02 Right of Setoff.

(a) Before such time as the Contingent Consideration is paid pursuant to Section 2.06(ii) hereof, Buyer shall be entitled to offset against the Contingent Consideration, an amount equal to the amount of any damage, claim, loss, cost or expense, including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action, excluding lost profits, consequential or punitive damages (collectively, “Breach Damages”) incurred by Buyer that arise out of or relate to, whether directly or indirectly (A) the breach of any representation or warranty made by Seller contained in this Agreement or in any certificate or other writing required to be executed or provided at the Closing, (B) any breach or non-performance by a Seller or Sellers of any of its respective covenants or agreements contained in this Agreement or in any certificate or other writing required to be executed or provided at Closing, (C) any third party claim relating to, or arising out of, the operation of the Acquired Business or the Purchased Assets prior to the Closing, (D) any claims or damages resulting from [*] in the event that within [*] following the Closing Date, Sellers have not received a [*]. For purposes of clarity, for the [*] following the Closing Date, Sellers shall bear all responsibility (financial and otherwise) with respect to [*]; in the event that Buyer must [*] following the [*] following the Closing Date, Buyer shall be entitled to offset any claims or damages resulting from the [*], up to an aggregate amount of $2,000,000, (E) all claims or damages resulting from the [*], or (F) any Excluded Liability or Excluded Asset. The term “Breach Damages” as used in this Section 10.02 is not limited to matters asserted by third parties against Buyer, but includes Breach Damages incurred or sustained by such persons in the absence of third-party claims, and payments by Buyer to a third party shall not be a condition precedent to recovery from Seller by Buyer. Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud or the breach of the representations and warranties made by Seller or Sellers in Sections 3.02 (Corporate Authorization), 3.17(f) (Intellectual Property), 3.23 (Environmental Compliance) and Article 7 (Taxes) of this Agreement, the maximum aggregate amount Buyer shall be entitled to offset against the Contingent Consideration for subsection (E) above is [*] and the maximum aggregate amount Buyer shall be entitled to offset against the Contingent Consideration for all subsections (A)-(F) is $2,000,000 and, except with respect to claims under subsections (D) and (E) above,

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Buyer shall not offset the Contingent Consideration pursuant to this Section 10.02(a) unless and until the aggregate amount of Breach Damages equal or exceeds $50,000, after which Sellers shall be liable to Buyer only for those Breach Damages in excess of $50,000 (the “Deductible”). With respect to claims based on fraud or the breach of the representations and warranties made by Seller or Sellers in Sections 3.02 (Corporate Authorization), 3.17(f) (Intellectual Property), 3.23 (Environmental Compliance) and Article 7 (Taxes) of this Agreement, Buyer shall be entitled to offset against the Contingent Consideration (without regard to the Deductible) the entire amount of Contingent Consideration determined to be payable to Sellers under this Agreement. In addition to the foregoing, Buyer shall be entitled to offset against the Contingent Consideration up to [*] for any claims or damages resulting from the [*].

(b) In the event that Buyer seeks an offset under Section 10.02(a) hereunder, it shall give to the Sellers’ Representative a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for offset under Section 10.02(a) hereunder (the “Offset Claim”), to the best of its understanding, and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any certificate or other writing required to be executed or provided at Closing upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which recovery will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not prejudice the rights of Buyer hereunder except to the extent that the Sellers shall have been materially prejudiced by such failure. In the event that any Claim Notice is delivered and thereafter any amount is required to be paid hereunder, Buyer shall be entitled to holdback from the Contingent Consideration that portion of the Contingent Consideration equal to the amount of outstanding claims (as determined by Buyer in good faith, in its sole reasonable discretion) until such time as Buyer’s right to make an offset under Section 10.02(a) has been finally resolved.

(c) The Sellers shall have sixty (60) calendar days after receipt of any Claim Notice by the Sellers’ Representative pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and agree that the amount set forth in the Claim Notice shall be offset by Buyer against the Contingent Consideration in accordance with this Agreement or (ii) provide Buyer with notice that Sellers disagree with the amount or method of determination set forth in the Claim Notice (the “Offset Dispute Notice”). Within fifteen (15) calendar days after the giving of any Offset Dispute Notice, the Sellers’ Representative and Buyer shall negotiate in a bona fide attempt to resolve the matter. If no Offset Dispute Notice is given, then the claim in the amount alleged by Buyer in the Claim Notice shall be deemed to be valid and may be offset against the Contingent Consideration. No claim shall be offset against the Contingent Consideration if such claim is timely disputed as set forth above, unless and until its validity is finally resolved.

(d) If a claim by a third Person is made against Buyer, and if Buyer intends to seek a right of offset with respect thereto under Section 10.02(a), Buyer shall promptly notify the Sellers’ Representative in writing of such claims, setting forth such claims in reasonable detail.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Failure to give such notice shall not prejudice the rights of Buyer hereunder except to the extent that the Sellers shall have been materially prejudiced by such failure. Buyer shall have the right to undertake, at the Sellers’ cost, risk and expense through offset against the Contingent Consideration, the defense, compromise or settlement of the claim but shall not thereby waive any right of offset therefor pursuant to this Agreement.

(e) In the event there is a reduction in the Contingent Consideration as a result of Agreed Offsets or Determined Offsets, then Buyer shall be entitled to retain the Agreed Offsets or Determined Offsets, as the case may be. In the event that there is an Offset Claim that is neither an Agreed Offset or Determined Offset and such Offset Claim is finally resolved against Buyer by a court of competent jurisdiction, then Buyer shall promptly pay the full amount of the Offset Claim to the Sellers. In the event that there is an Offset Claim that is neither an Agreed Offset or Determined Offset and such Offset Claim is finally resolved by a court of competent jurisdiction in part against Buyer and in part in favor of Buyer, then Buyer shall promptly pay the amount of the part of the Offset Claim finally resolved against Buyer to the Sellers and shall be entitled to retain the amount of the part of the Offset Claim finally resolved in favor of Buyer.

(f) The offset provisions of this Section 10.02 shall apply only to breaches by a Seller or Sellers of any representation, warranty, covenant or agreement of a Seller or Sellers contained herein and, with the exception of claims based upon actual fraud or criminal activity, from and after the Closing, offset against the Contingent Consideration as provided in this Section 10.02 shall be the exclusive right and remedy of Buyer for misrepresentation in or breach of, or otherwise in connection with, this Agreement or any Schedule or certificate delivered by or on behalf of Buyer pursuant to this Agreement.

(g) To the knowledge of Buyer, Buyer is not aware of any facts or circumstances that would serve as the basis for a claim by Buyer against Sellers based upon a breach of the representations and warranties of Sellers contained in this Agreement. Buyer shall be deemed to have waived any breach of any of Sellers’ representations and warranties of which Buyer has such knowledge at the Closing. For purposes of this subsection (g), “to the knowledge of Buyer” means the actual knowledge of [*], Richard Christensen, John Raffle, [*], Fernando Sanchez, John Tighe and [*].

(h) Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims under this Agreement and the transactions contemplated hereby shall be the offset provisions set forth in this Article 10. Buyer on behalf of itself and its Affiliates hereby waives to the fullest extent permitted under applicable law, any and all rights, claims and causes of action which Buyer or such Affiliates may have against any of the Sellers or any shareholders or owners of any of the Sellers arising out of this Agreement or the transactions contemplated hereby (except pursuant to the offset provisions set forth in this Article 10) and except for claims based upon actual fraud or criminal activity.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 10.03 Indemnification by Buyer.

(a) Buyer and its successors and permitted assigns hereby agree to indemnify and hold harmless each Seller from and against and in respect of all Breach Damages that arise out of or relate to, whether directly or indirectly: (A) the breach of any representation or warranty made by Buyer contained in this Agreement or any breach or non-performance by Buyer of any of its covenants or agreements contained in this Agreement (excluding the duty to pay the Contingent Consideration if it becomes due and payable); (B) any Assumed Liability; (C) any third party claim relating to, or arising out of, the operation of the Acquired Business or the Purchased Assets after the Closing; and (D) all claims or damages resulting from [*]. Notwithstanding the foregoing, Buyer shall not be obligated to indemnify any Seller under subsection (A) unless and until the aggregate of all Breach Damages under subsection (A) above exceeds $50,000 (and in no event shall such indemnification exceed $2,000,000 in the aggregate, when aggregated with any Breach Damages under (A) through (D) above). The parties acknowledge that the indemnification by Buyer of Sellers pursuant to this Section 10.03 shall not be the sole and exclusive remedy for nonpayment of the Contingent Consideration if it becomes due and payable, and Sellers shall have all remedies available to them at law and at equity with respect to any such nonpayment.

(b) In the event that a Seller seeks indemnification under Section 10.03(a) hereunder, the Sellers’ Representative shall give to Buyer a Claim Notice. The Buyer shall have sixty (60) calendar days after receipt of any Claim Notice by Buyer pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and agree that the amount set forth in the Claim Notice shall be paid by Buyer to the Sellers or (ii) provide Sellers with notice that Buyer disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). Within fifteen (15) calendar days after the giving of any Dispute Notice, the Sellers’ Representative and Buyer shall negotiate in a bona fide attempt to resolve the matter. If no Dispute Notice is given, then the claim in the amount alleged by Sellers in the Claim Notice shall be deemed to be valid and shall be paid by Buyer to Sellers within sixty-five (65) calendar days after receipt of any Claim Notice by Sellers. No claim that is timely disputed shall be paid unless and until its validity is finally resolved.

(c) If a claim by a third Person relating solely to the matters set forth in Section 10.03(a) above is made against a Seller, such Seller shall promptly notify the Buyer in writing of such claims, setting forth such claims in reasonable detail. Failure to give such notice shall not prejudice the rights of Sellers hereunder except to the extent that Buyer shall have been materially prejudiced by such failure. Buyer shall assume the defense thereof and, after notice from Buyer to the Sellers’ Representative of such election so to assume the defense thereof, Buyer shall not be liable to Sellers hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by Sellers, in connection with the defense thereof. Sellers agree to reasonably cooperate with Buyer and its counsel in the defense against any such asserted liability.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Buyer, in the defense of any such claim or litigation, shall not, except with the written consent of Sellers, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release of Sellers from all liability in respect to such claim or litigation or that does not solely require the payment of money damages by Buyer. Notwithstanding the foregoing, in the event that any Seller makes any payment to a third Person relating to the matters set forth in Section 10.03(a) without the prior written approval of Buyer, Buyer shall not be obligated to indemnify such Seller under this Section 10.03 or otherwise.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

ArthroCare Corporation

680 Vaqueros Avenue

Sunnyvale, CA 94085-3523

Attention: General Counsel

Fax: (408) 736-0226

with a copy to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Michael W. Hall

Fax: (650) 463-2600

if to Seller or Sellers’ Representative, to:

C. Bruselas #16

Neuva Andalucia (MA)

SPAIN 29660

Attention: Alberto Bauer

with a copy to:

Fowler White Boggs Banker P.A.

501 E. Kennedy Blvd., Suite 1700

Tampa, FL 33602

Attention: Richard A. Jacobson

Fax: (813) 229-8313

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Assets and the right to assume all or a portion of the Assumed Liabilities, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

Section 11.05 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state. The federal court located in the State of Delaware or any Delaware state court shall be the venue for any suit brought by either Buyer or Sellers with respect to this Agreement.

Section 11.06 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.08 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as set forth in Section 2.09, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 11.09 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 11.10 Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

Section 11.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.12 Guaranty. ArthroCare hereby guarantees, as principal obligor, to Sellers the payment in full of the Contingent Consideration and the performance of all other covenants, obligations and agreements of Buyer under this Agreement.

[Remainder of this page intentionally left blank;

the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ARTHROCARE CORPORATION

By:	/s/ Michael A. Baker
Name:	Michael A. Baker
Title:	President and CEO

ARTHROCARE (DEUTSCHLAND) GMBH

By:	/s/ Sten Dahlborg
Name:	Sten Dahlborg
Title:	Geschaftsfuhrer

ARTHROCARE UK, LTD.

By:	/s/ Sten Dahlborg
Name:	Sten Dahlborg
Title:	Director

APPLIED THERAPEUTICS, INC.

By:	/s/ Alberto Bauer
Name:	Alberto Bauer
Title:	President

APPLIED THERAPEUTICS, LTD.

By:	/s/ Alberto Bauer
Name:	Alberto Bauer
Title:	Director

APPLIED THERAPEUTICS GMBH

By:	/s/ John L. Kennedy
Name:	John L. Kennedy
Title:	Managing Director

BHK HOLDING

By:	/s/ Alberto Bauer
Name:	Alberto Bauer
Title:	Director/Secretary

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